Exhibit 5.1

Szaferman, Lakind, Blumstein & Blader, P.C.
Attorneys at Law

101 Grovers Mill Road, Suite 200
Lawrenceville, NJ 08648
P: 609.275.0400
F: 609.275.4511
www.szaferman.com

April 24, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re:   Pressure Biosciences, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pressure Biosciences, Inc. a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale of up to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Pressure Biosciences, Inc. 2013 Equity Incentive Award Plan (the “Plan”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

a)	the Registration Statement which includes the Plan;
b)	the certificate of an Officer of the Company dated on even date herewith (the “Officer’s Certificate”);
c)	the Articles of Organization of the Company dated August 15, 1978 and all relevant amendments (the together, the “Articles”);
d)	a Board of Directors resolution approving the registration of the Shares on the Registration Statement;
e)	Shareholder approval of the Plan as evidenced by a Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 18, 2013, and
f)	a certificate of good standing of the Company issued by the Secretary of State of the Commonwealth of Massachusetts dated April 16, 2015.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to Massachusetts law as currently in effect, and we express no opinion as to the effect of any other law of the Commonwealth of Massachusetts or the laws, statutes, regulations or ordinances of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Szaferman, Lakind, Blumstein & Blader, PC

By:/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the firm